Amendment to
Administrative Fee Waiver Agreement
Between JNL Variable Fund LLC and
Jackson National Asset Management, LLC

This Amendment is made by and between JNL Variable Fund LLC (the “Fund”) on behalf of each of its series of shares (each a “fund” and collectively, the “funds”) listed on Schedule A and Jackson National Asset Management, LLC (the “Administrator”).

Whereas, the Fund and the Administrator (the “Parties”) entered into an Administrative Fee Waiver Agreement dated September 25, 2017, as amended (the “Agreement”), whereby the Administrator agreed to waive, for each fund listed on Schedule A, a portion of its administrative fee, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Managers of the Fund (the “Board”) from time to time.

Whereas, the Board has approved a fund merger and fund name changes, as outlined below, effective June 24, 2019 (collectively, the “Fund Changes”):

Fund Mergers
1)   JNL/Mellon Capital S&P® SMid 60 Fund to merge into the JNL/RAFI® Fundamental U.S. Small Cap Fund of JNL Series Trust.

Fund Name Changes
1)  JNL/Mellon Capital DowSM Index Fund change to JNL/Mellon DowSM Index Fund ;
2)  JNL/Mellon Capital MSCI World Index Fund change to JNL/Mellon MSCI World Index Fund ;
3)  JNL/Mellon Capital Nasdaq® 100 Index Fund change to JNL/Mellon Nasdaq® 100 Index Fund ;
4)  JNL/Mellon Capital Consumer Discretionary Sector Fund change to JNL/Mellon Consumer Discretionary Sector Fund ;
5)  JNL/Mellon Capital Energy Sector Fund change to JNL/Mellon Energy Sector Fund ;
6)  JNL/Mellon Capital Financial Sector Fund change to JNL/Mellon Financial Sector Fund ;
7)  JNL/Mellon Capital Healthcare Sector Fund change to JNL/Mellon Healthcare Sector Fund ;
8)  JNL/Mellon Capital Information Technology Sector Fund change to JNL/Mellon Information Technology Sector Fund ; and
9)  JNL/Mellon Capital Telecommunications Sector Fund change to JNL/Mellon Communication Services Sector Fund .

Whereas, pursuant to Board approval of the Fund Changes, as outlined above, the Parties have agreed to amend the Agreement, effective June 24, 2019, to update the list of funds to remove the merged fund, and to update the fund names in Schedule A.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 24, 2019, attached hereto.
2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of June 24, 2019.
JNL Variable Fund LLC		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated June 24, 2019
(List of Funds)

Fund	Class A Waiver	Class I Waiver
JNL/Mellon DowSM Index Fund	None	0.05%
JNL/Mellon MSCI World Index Fund	None	0.05%
JNL/Mellon Nasdaq® 100 Index Fund	None	0.05%
JNL/Mellon Communication Services Sector Fund	None	0.05%
JNL/Mellon Consumer Discretionary Sector Fund	None	0.05%
JNL/Mellon Energy Sector Fund	None	0.05%
JNL/Mellon Financial Sector Fund	None	0.05%
JNL/Mellon Healthcare Sector Fund	None	0.05%
JNL/Mellon Information Technology Sector Fund	None	0.05%

A- 1